Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist
Senior Manager, Investor Relations
(603) 773-1655
TIMBERLAND ANNOUNCES AUTHORIZATION OF AN ADDITIONAL
SIX MILLION SHARE REPURCHASE PROGRAM
STRATHAM, NH, March 10, 2008 — The Timberland Company today announced that its Board of Directors has authorized the repurchase of up to an additional six million shares of the Company’s Class A Common Stock. This additional program supplements the Company’s current six million share authorization, of which approximately one million shares remained outstanding at the end of 2007. As with the existing program, this program will be conducted from time to time, at the discretion of management, and as market and business conditions may warrant. The Company may use Rule 10b5-1 plans to facilitate share repurchases.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn®, GoLite®, IPATH® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
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